NEWS RELEASE
T. ROWE PRICE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

BALTIMORE (January 29, 2020) - T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) today reported its results for the fourth quarter and full year 2019.

▪	Assets under management end quarter at $1.21 trillion

▪	Net client inflows of $2.8 billion for Q4 2019 and $13.2 billion for 2019

▪	Net revenues of $1.5 billion for Q4 2019 and $5.6 billion for 2019

▪	Diluted earnings per common share of $2.24 for Q4 2019 and $8.70 for 2019

▪	Adjusted non-GAAP diluted earnings per common share of $2.03 for Q4 2019 and $8.07 for 2019

▪	Long-term investment performance remains strong

Financial Highlights

	Three Months ended			Year ended
(in millions, except per-share data)	12/31/2019	12/31/2018	% change	12/31/2019	12/31/2018	% change

U.S. GAAP basis
Investment advisory fees	$1,344.7	$1,183.7	13.6%	$5,112.5	$4,850.6	5.4%
Net revenues	$1,468.7	$1,305.0	12.5%	$5,617.9	$5,372.6	4.6%
Operating expenses	$888.4	$762.7	16.5%	$3,230.9	$3,011.2	7.3%
Net operating income	$580.3	$542.3	7.0%	$2,387.0	$2,361.4	1.1%
Non-operating income (loss)(1)	$170.0	$(151.9)	n/m	$540.3	$23.2	n/m
Net income attributable to T. Rowe Price Group	$545.3	$351.9	55.0%	$2,131.3	$1,837.5	16.0%
Diluted earnings per common share	$2.24	$1.41	58.9%	$8.70	$7.27	19.7%
Weighted average common shares outstanding assuming dilution	237.4	242.9	(2.3)%	238.6	246.9	(3.4)%

Adjusted non-GAAP basis(2)
Operating expenses	$863.5	$794.7	8.7%	$3,149.8	$3,025.5	4.1%
Net operating income	$605.7	$511.9	18.3%	$2,474.9	$2,353.3	5.2%
Non-operating income(1)	$27.2	$2.8	n/m	$126.0	$28.5	n/m
Net income attributable to T. Rowe Price Group	$495.2	$384.0	29.0%	$1,975.6	$1,807.4	9.3%
Diluted earnings per common share	$2.03	$1.54	31.8%	$8.07	$7.15	12.9%

Assets under Management (in billions)
Average assets under management	$1,162.0	$1,011.3	14.9%	$1,109.3	$1,036.5	7.0%
Ending assets under management	$1,206.8	$962.3	25.4%	$1,206.8	$962.3	25.4%
(1) The percentage change in non-operating income is not meaningful (n/m).
(2) Adjusts the GAAP basis for the impact of consolidated T. Rowe Price investment products, the impact of market movements on the supplemental savings plan liability and related economic hedges, investment income related to certain other investments, and certain nonrecurring charges and gains. The firm believes the non-GAAP financial measures provide relevant and meaningful information to investors about its core operating results. See the reconciliation to the comparable U.S. GAAP measures at the end of this earnings release.

Management Commentary
William J. Stromberg, president and chief executive officer, commented: "2019 was an excellent year for the firm as we continued to deliver strong long-term investment performance, provide outstanding client service, advance our strategic priorities, and deliver attractive financial results for our stockholders. Organic assets under management (AUM) growth for the year was 1.4% and was broadly diversified across asset classes, channels, and client geographies. Average AUM and revenues were supported by both net flows and strong markets, and non-GAAP operating expenses were well controlled, resulting in strong adjusted net income. We also continued to return capital to stockholders by increasing our annual dividend 8.6%, and opportunistically repurchasing nearly 3% of our outstanding stock at an average price of $101.65.

“In the fourth quarter, we saw positive net flows of $2.8 billion driven by our multi-asset franchise, which had its highest Q4 for target date flows since 2014. International equity was also a notable contributor, as was the APAC region which saw strong inflows into the recently-launched Growth Stock Japanese Investment Trust (ITM). The pace of operating expense growth picked up relative to the first three quarters of the year, largely as a result of increased hiring and the deployment of professional fees that we initially planned to spend earlier in 2019, as teams continued to execute against their plans. Highlights for the quarter include:

▪
The SEC's approval of our application for semi-transparent active ETFs. As a next step, the NYSE Arca filed an application with the SEC under Rule 19b-4 in December in order to amend its trading rules to list our semi-transparent ETFs. We also filed registration statements with the SEC for our products and hope to be in market in 2020 with four of our flagship U.S. equity strategies - Blue Chip Growth, Growth Stock, Dividend Growth, and Equity Income.

▪
Continued development of our long-term strategic product pipeline and the launch of three new products for the firm - Growth Stock ITM, Dynamic Credit Fund SICAV, and China Evolution Equity Fund, our first mutual fund focused solely on Chinese equities.

▪
The launch of a number of new features and digital enhancements for our individual investor and recordkeeping clients. Specific to recordkeeping clients, we enhanced the participant homepage, which serves as the hub of our multichannel engagement experience, and announced an integrated health savings account solution in partnership with ConnectYourCare.

“I am very pleased with the progress we made in 2019 and look forward to continuing to execute against our strategic priorities in 2020, enabling us to continue to deliver strong performance and service to our clients. I remain grateful to our associates around the world for their contributions to our results."

Assets Under Management
During Q4 2019, assets under management increased $80.5 billion to $1.21 trillion. Net cash inflows were
$2.8 billion, and clients transferred $3.7 billion in net assets from the U.S. mutual funds to other investment products, primarily the target date trusts. The components of the change in assets under management, by vehicle and asset class, are shown in the tables below.

	Three months ended 12/31/2019				Year ended 12/31/2019
(in billions)	U.S. mutual funds	Subadvised and separate accounts	Other investment products	Total	U.S. mutual funds	Subadvised and separate accounts	Other investment products	Total
Assets under management at beginning of period	$642.6	$293.0	$190.7	$1,126.3	$564.5	$250.0	$147.8	$962.3

Net cash flows before client transfers	.4	(.7)	3.1	2.8	7.6	(.3)	5.9	13.2
Client transfers	(3.7)	.3	3.4	—	(23.2)	1.1	22.1	—
Net cash flows after client transfers	(3.3)	(.4)	6.5	2.8	(15.6)	.8	28.0	13.2
Net market appreciation (depreciation) and income	45.1	21.2	13.1	79.4	135.6	63.0	34.5	233.1
Net distributions reinvested (not reinvested)	(1.7)	—	—	(1.7)	(1.8)	—	—	(1.8)
Change during the period	40.1	20.8	19.6	80.5	118.2	63.8	62.5	244.5

Assets under management at December 31, 2019	$682.7	$313.8	$210.3	$1,206.8	$682.7	$313.8	$210.3	$1,206.8

	Three months ended 12/31/2019				Year ended 12/31/2019
(in billions)	Equity	Fixed income, including money market	Multi-asset(1)	Total	Equity	Fixed income, including money market	Multi-asset(1)	Total
Assets under management at beginning of period	$643.5	$146.6	$336.2	$1,126.3	$539.9	$136.1	$286.3	$962.3

Net cash flows	—	(.1)	2.9	2.8	(.2)	3.5	9.9	13.2
Net market appreciation (depreciation) and income(2)	55.4	1.4	20.9	77.7	159.2	8.3	63.8	231.3
Change during the period	55.4	1.3	23.8	80.5	159.0	11.8	73.7	244.5
Assets under management at December 31, 2019	$698.9	$147.9	$360.0	$1,206.8	$698.9	$147.9	$360.0	$1,206.8
(1) The underlying assets under management of the multi-asset portfolios have been aggregated and presented in this category and not reported in the equity and fixed income columns.
(2) Includes distributions reinvested and not reinvested.

Assets under management in the firm's target date retirement products, which are reported as part of the multi-asset column in the table above, were $292.4 billion at December 31, 2019, compared with $272.0 billion at
September 30, 2019 and $230.4 billion at December 31, 2018. Net cash inflows into these portfolios were
$3.2 billion in Q4 2019 and $9.8 billion for 2019.

Investors domiciled outside the United States accounted for 6.9% of the firm's assets under management at December 31, 2019 and 6.2% at December 31, 2018.

Financial Results
Net Revenues earned in Q4 2019 were $1.5 billion, up 12.5% from Q4 2018.

▪
Investment advisory revenues earned in Q4 2019 from the firm's U.S. mutual funds were $894.9 million, an increase of 9.4% from Q4 2018. Average assets under management in these funds increased 10.4% to $661.6 billion in Q4 2019.

▪
Investment advisory revenues earned in Q4 2019 from subadvised, separate accounts, and other investment products were $449.8 million, an increase of 23.0% from Q4 2018. Average assets under management for these products increased 21.4% to $500.4 billion in Q4 2019.

▪
The effective fee rate of 45.9 basis points in Q4 2019 slightly increased compared to the 45.8 basis points earned in Q3 2019, though decreased from the 46.4 basis points in Q4 2018. The decline in the effective fee rate from Q4 2018 is largely due to client transfers to lower fee vehicles or share classes over the last twelve months and, to a lesser extent, fee reductions made to certain mutual funds and other products since Q4 2018. Over time, the firm's effective fee rate can be impacted by market or cash flow related shifts among asset and share classes, price changes in existing products, and asset level changes in products with tiered-fee structures.

▪	Administrative, distribution, and servicing fees in Q4 2019 were $124.0 million, an increase of 2.2% from
Q4 2018. The increase was primarily attributable to increased recordkeeping fees from higher assets under management and participant transactions, partially offset by lower mutual fund servicing revenue.

Operating expenses in Q4 2019 were $888.4 million, an increase of 16.5% over Q4 2018, of which nearly 45% was driven by a significant increase in market-related compensation expense related to the supplemental saving plan as well as the absence in 2019 of a $15.2 million reduction in 2018 operating expenses related to the conclusion of the Dell appraisal rights matter. The higher expense related to the supplemental savings plan is partially offset by the non-operating gains earned on the investments used to economically hedge the related liability. On a non-GAAP basis, the firm's operating expenses in Q4 2019 were $863.5 million, an 8.7% increase over Q4 2018. The increase in non-GAAP operating expenses, as well as the remaining increase in GAAP expenses, is largely attributable to higher headcount, the firm's continued strategic investments, and higher bonus and stock-based compensation expense, which is driven by the firm's operating results.

▪
Compensation and related costs were $528.2 million in Q4 2019, an increase of 15.6% over Q4 2018. This increase was primarily related to higher compensation expense related to the supplemental savings plan given the strong equity market returns experienced in Q4 2019 compared with the sharp equity market declines in Q4 2018. Also contributing to the increase was a 4.3% growth in average headcount and higher bonus and stock-based compensation expense. The firm employed 7,365 associates at

December 31, 2019, an increase of 4.9% from the end of 2018.

▪	Advertising and promotion expenses were $38.3 million in Q4 2019, an increase of 7.0% over Q4 2018. The increase was primarily driven by increased media activity in Q4 2019 compared to Q4 2018.

▪
Technology, occupancy, and facility costs were $117.8 million in Q4 2019, an increase of 17.7% from the $100.1 million recognized in Q4 2018. The increase was due to incremental investment in the firm's technology capabilities, including related depreciation and hosted solution licenses, as well as non-recurring office facility costs.

▪
General, administrative, and other costs were $99.3 million in Q4 2019, an increase of 28.6% compared with the $77.2 million recognized in Q4 2018. The increase was primarily due to higher professional fees and third-party investment research costs.

For 2019, operating expenses on a GAAP basis increased 7.3% compared to 2018, and, on a non-GAAP basis, increased 4.1%. The firm currently expects its 2020 non-GAAP operating expense growth to be in the range of 6% to 9%. This expense growth guidance includes continued investments in the business and technology capabilities, the firm's cost optimization efforts, and the final part of the phased implementation of paying for all third-party investment research. As such, 2020 operating expenses will reflect a full year of all third-party investment research costs globally. The firm could elect to adjust its expense growth should unforeseen circumstances arise, including significant market movements.

Non-operating income was $170.0 million in Q4 2019, as strong equity markets led to gains in our investment portfolio as opposed to weak equity markets in Q4 2018 that led to losses of $151.9 million. The firm's consolidated investment products were the primary contributor to the net gains recognized in Q4 2019. Cash and discretionary investments added $27.2 million in gains during the 2019 quarter. The components of non-operating income for the fourth quarter and the full year of 2019 and 2018 are included in the tables at the end of this release.

Income Taxes. The firm's effective tax rate was 20.8% in Q4 2019 compared with 30.3% in Q4 2018. These rates contribute to effective tax rates of 23.2% and 25.8% for the full year of 2019 and 2018, respectively. The firm's lower effective tax rate for Q4 2019 as compared to the 2018 quarter was driven primarily by the higher net income attributable to redeemable non-controlling interests held in the firm's consolidated T. Rowe Price investment products, which is not taxable to the firm despite being included in pre-tax income. Higher tax benefits associated with our stock-based awards and a lower state effective tax rate in 2019 from new Maryland state tax legislation enacted in 2018 also contributed to the lower rate. The 2018 year also includes nonrecurring charges totaling
$28.7 million related to the enactment of U.S. tax reform and Maryland state tax legislation.

The following reconciles the statutory federal income tax rate to the firm's effective tax rate for the fourth quarter and the full year of 2019 and 2018:

	Three months ended		Year ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Statutory U.S. federal income tax rate	21.0%	21.0%	21.0%	21.0%
Impact of nonrecurring charge related to U.S. tax reform recognized in the second quarter	—	—	—	.8
Impact of nonrecurring charge related to new Maryland state tax legislation recognized in the second quarter	—	—	—	.3
State income taxes for current year, net of federal income tax benefits(1)	4.1	4.9	4.3	4.6
Net income attributable to redeemable non-controlling interests	(2.0)	5.9	(1.0)	.7
Net excess tax benefits from stock-based compensation plans activity	(3.2)	(1.4)	(1.5)	(1.7)
Other items	.9	(.1)	.4	.1
Effective income tax rate	20.8%	30.3%	23.2%	25.8%
(1) State income tax benefits are reflected in the total benefits for net income attributable to redeemable non-controlling interests and stock-based compensation plans activity.

The firm estimates its GAAP effective tax rate for the full year 2020 will be in the range of 23% to 26%.

Capital Management
T. Rowe Price remains debt-free with ample liquidity, including cash and investments in T. Rowe Price products as follows:

(in millions)	12/31/2019	12/31/2018
Cash and cash equivalents	$1,781.8	$1,425.2
Discretionary investments	1,899.6	1,597.1
Total cash and discretionary investments	3,681.4	3,022.3
Redeemable seed capital investments	1,325.6	1,118.9
Investments used to hedge the supplemental savings plan liability	561.1	381.3
Total cash and investments in T. Rowe Price products	$5,568.1	$4,522.5

▪	The firm's common shares outstanding were 235.2 million at December 31, 2019, compared with 238.1 million at the end of 2018.

▪
In 2019, the firm expended $708.8 million to repurchase 7.0 million shares, or 2.9%, of its outstanding common shares at an average price of $101.65, including $142.0 million to repurchase 1.3 million shares during Q4 2019 at an average price of $110.89.

▪
The firm invested $204.6 million during the full year ended 2019 in capitalized facilities and technology and expects capital expenditures for 2020 to be up to $210 million, of which about three-quarters is planned for technology initiatives. These expenditures are expected to continue to be funded from the firm's operating resources.

Investment Performance(1)
The percentage of the firm's U.S. mutual funds(2) (across primary share classes) that outperformed their comparable Morningstar median on a total return basis and that are in the top Morningstar quartile for the one-, three-, five-, and 10-years ended December 31, 2019, were:

	1 year	3 years	5 years	10 years
Outperformed Morningstar median
All funds	64%	75%	80%	82%
Multi-asset funds	69%	85%	94%	95%

Top Morningstar quartile
All funds	32%	45%	50%	55%
Multi-asset funds	36%	59%	65%	74%
(1) Source: © 2019 Morningstar, Inc. All rights reserved. The information contained herein: 1) is proprietary to Morningstar and/or its content providers; 2) may not be copied or distributed; and 3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.
(2) Excludes passive and fund categories not ranked by Morningstar.

In addition, 84% of the firm's rated U.S. mutual funds' assets under management ended the quarter with an overall rating of four or five stars from Morningstar. The performance of the firm's institutional strategies against their benchmarks remains competitive, especially over longer time periods.

Other Matters
The financial results presented in this release are unaudited. KPMG LLP is currently completing its audits of the firm's 2019 consolidated financial statements and internal controls over financial reporting at December 31, 2019. The firm expects that KPMG LLP will complete its work in mid-February and that the firm will then file its Form 10-K Annual Report for 2019 with the U.S. Securities and Exchange Commission. The Form 10-K will include additional information, including the firm's audited consolidated financial statements, management's report on internal controls over financial reporting at December 31, 2019, and the reports of KPMG LLP.

Certain statements in this earnings release may represent “forward-looking information,” including information relating to anticipated changes in revenues, net income and earnings per common share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, estimated effective tax rates, and expectations regarding financial results, future transactions, new products and services, investments, capital expenditures, dividends, stock repurchases, the timing of the assumption of all third party research payments, changes in our effective fee rate, and other market conditions. For a discussion concerning risks and other factors that could affect future results, see the firm's 2018 Annual Report on Form 10-K.

Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

CONTACTS:

Public Relations	Investor Relations
Brian Lewbart	Meghan Azevedo
410-345-2242	410-345-2756
brian.lewbart@troweprice.com	meghan.azevedo@troweprice.com

Unaudited Consolidated Statements of Income
(in millions, except per-share amounts)
	Three months ended		Year ended
Revenues	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Investment advisory fees	$1,344.7	$1,183.7	$5,112.5	$4,850.6
Administrative, distribution, and servicing fees	124.0	121.3	505.4	522.0
Net revenues	1,468.7	1,305.0	5,617.9	5,372.6

Operating expenses
Compensation and related costs	528.2	456.9	1,969.2	1,808.6
Distribution and servicing	67.2	67.9	262.5	281.2
Advertising and promotion	38.3	35.8	96.8	99.6
Product-related costs	37.6	40.0	153.2	157.1
Technology, occupancy, and facility costs	117.8	100.1	427.3	383.9
General, administrative, and other	99.3	77.2	321.9	296.0
Nonrecurring recoveries related to Dell appraisal rights matter	—	(15.2)	—	(15.2)
Total operating expenses	888.4	762.7	3,230.9	3,011.2

Net operating income	580.3	542.3	2,387.0	2,361.4

Non-operating income (loss)
Net gains (losses) on investments	66.4	(28.7)	260.4	119.2
Net gains (losses) on consolidated investment products	96.6	(121.5)	272.9	(92.9)
Other income (loss)	7.0	(1.7)	7.0	(3.1)
Total non-operating income (loss)	170.0	(151.9)	540.3	23.2

Income before income taxes	750.3	390.4	2,927.3	2,384.6
Provision for income taxes	156.4	118.4	678.4	615.9
Net income	593.9	272.0	2,248.9	1,768.7
Less: net income (loss) attributable to redeemable non-controlling interests	48.6	(79.9)	117.6	(68.8)
Net income attributable to T. Rowe Price Group	545.3	351.9	2,131.3	1,837.5
Less: net income allocated to outstanding restricted stock and stock unit holders	14.6	8.8	55.3	43.6
Net income allocated to T. Rowe Price Group common stockholders	$530.7	$343.1	$2,076.0	$1,793.9

Earnings per share
Basic	$2.27	$1.43	$8.82	$7.41
Diluted	$2.24	$1.41	$8.70	$7.27

Weighted-average common shares
Outstanding	234.1	239.7	235.4	242.2
Outstanding assuming dilution	237.4	242.9	238.6	246.9

Investment Advisory Revenues (in millions)	Three months ended		Year ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
U.S. mutual funds
Equity and blended assets	$766.9	$689.1	$2,952.2	$2,858.1
Fixed income, including money market	128.0	128.8	500.3	516.9
	894.9	817.9	3,452.5	3,375.0
Subadvised and separate accounts and other investment products
Equity and blended assets	384.2	305.8	1,405.0	1,236.8
Fixed income, including money market	65.6	60.0	255.0	238.8
	449.8	365.8	1,660.0	1,475.6
Total	$1,344.7	$1,183.7	$5,112.5	$4,850.6

Assets Under Management (in billions)	Average during
	Three months ended		Year ended		As of
	12/31/2019	12/31/2018	12/31/2019	12/31/2018	12/31/2019	12/31/2018
U.S. mutual funds
Equity and blended assets	$531.7	$472.0	$513.6	$493.6	$552.4	$441.1
Fixed income, including money market	129.9	127.1	126.8	128.2	130.3	123.4
	661.6	599.1	640.4	621.8	682.7	564.5

Subadvised and separate accounts and other investment products
Equity and blended assets	389.8	313.9	362.5	317.3	412.1	299.2
Fixed income, including money market	110.6	98.3	106.4	97.4	112.0	98.6
	500.4	412.2	468.9	414.7	524.1	397.8
Total	$1,162.0	$1,011.3	$1,109.3	$1,036.5	$1,206.8	$962.3

Net Cash Flows After Client Transfers (by investment vehicle and underlying asset class)(1)(2)	Three months ended	Year ended
(in billions)	12/31/2019	12/31/2019
U.S. mutual funds
Equity and blended assets	$(3.2)	$(13.9)
Fixed income, including money market	(.1)	(1.7)
	(3.3)	(15.6)
Subadvised and separate accounts and other investment products
Equity and blended assets	5.7	22.4
Fixed income, including money market	.4	6.4
	6.1	28.8
Total net cash flows after client transfers	$2.8	$13.2
(1) The asset class net cash flows above include, in addition to net client flows, rebalancing within the target date portfolios in order to maintain their targeted asset allocations.
(2) The underlying assets of the multi-asset portfolios that invest in T. Rowe Price products have been broken out and included in their respective vehicle and asset class amounts.

Non-Operating Income (Loss) (in millions)	Three months ended		Year ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Net gains (losses) from non-consolidated T. Rowe Price investment products
Cash and discretionary investments
Dividend income	$15.4	$17.8	$67.6	$48.8
Market related gains (losses) and equity in earnings	11.8	(15.0)	58.4	(16.0)
Seed capital investments
Dividend income	1.3	1.2	2.3	3.9
Market related gains (losses) and equity in earnings	11.8	(17.0)	42.7	(22.5)
Net gain (loss) recognized upon deconsolidation	—	—	.1	3.6
Investments used to hedge the supplemental savings plan liability	23.1	(20.3)	67.9	(6.1)
Total net gains (losses) from non-consolidated T. Rowe Price investment products	63.4	(33.3)	239.0	11.7
Other investment income	3.0	4.6	21.4	107.5
Net gains (losses) on investments	66.4	(28.7)	260.4	119.2
Net gains (losses) on consolidated sponsored investment portfolios	96.6	(121.5)	272.9	(92.9)
Other income (loss), including foreign currency gains and losses	7.0	(1.7)	7.0	(3.1)
Non-operating income (loss)	$170.0	$(151.9)	$540.3	$23.2

Unaudited Condensed Consolidated Cash Flows Information (in millions)
	Year ended
	12/31/2019			12/31/2018
	Cash flow attributable to T. Rowe Price Group	Cash flow attributable to consolidated T. Rowe Price investment products, net of eliminations	As reported on statement of cash flows	Cash flow attributable to T. Rowe Price Group	Cash flow attributable to consolidated T. Rowe Price investment products, net of eliminations	As reported on statement of cash flows
Cash provided by (used in) operating activities, including $206.6 of stock-based compensation expense and $190.8 of depreciation expense in 2019	$2,202.3	$(679.6)	$1,522.7	$2,178.1	$(558.2)	$1,619.9
Cash provided by (used in) investing activities, including $(204.6) for additions to property and equipment and $(239.7) of additions to T. Rowe Price investment products in 2019	(489.3)	164.8	(324.5)	(945.7)	70.2	(875.5)
Cash provided by (used in) financing activities, including T. Rowe Price Group common stock repurchases of $(705.8)* and dividends paid of $(733.9) in 2019	(1,356.4)	523.7	(832.7)	(1,709.9)	470.4	(1,239.5)
Effect of exchange rate changes on cash and cash equivalents	—	(2.5)	(2.5)	—	(15.4)	(15.4)
Net change in cash and cash equivalents during period	$356.6	$6.4	$363.0	$(477.5)	$(33.0)	$(510.5)
*Cash flows for stock repurchases reflect the impact of the timing of the settlement of these transactions at each period beginning and end.

Unaudited Condensed Consolidated Balance Sheet Information (in millions)	As of
	12/31/2019	12/31/2018
Cash and cash equivalents	$1,781.8	$1,425.2
Accounts receivable and accrued revenue	646.6	549.6
Investments	2,939.8	2,453.4
Assets of consolidated T. Rowe Price investment products	2,276.9	1,680.4
Operating lease assets	110.8	—
Property and equipment, net	674.4	661.3
Goodwill	665.7	665.7
Other assets	234.4	253.7
Total assets	9,330.4	7,689.3
Supplemental savings plan liability	563.4	380.0
Total other liabilities, includes $39.2 at December 31, 2019, and $38.7 at December 31, 2018, from consolidated T. Rowe Price investment products	543.9	444.7
Redeemable non-controlling interests	1,121.0	740.3
Stockholders' equity, 235.2 common shares outstanding at December 31, 2019	$7,102.1	$6,124.3

Cash, Cash Equivalents, and Investments Information (in millions)
	Cash and cash equivalents	Investments	Net assets of consolidated T. Rowe Price investment products*	12/31/2019
Cash and discretionary investments	$1,781.8	$1,831.8	$67.8	$3,681.4
Seed capital investments	—	276.7	1,048.9	1,325.6
Investments used to hedge the supplemental savings plan liability	—	561.1	—	561.1
Total cash and investments in T. Rowe Price products attributable to T. Rowe Price Group	1,781.8	2,669.6	1,116.7	5,568.1
Investment in UTI and other investments	—	270.2	—	270.2
Total cash and investments attributable to T. Rowe Price Group	1,781.8	2,939.8	1,116.7	5,838.3
Redeemable non-controlling interests	—	—	1,121.0	1,121.0
As reported on unaudited condensed consolidated balance sheet at December 31, 2019	$1,781.8	$2,939.8	$2,237.7	$6,959.3
* Net assets of consolidated T. Rowe Price investment products of $2,237.7 million at December 31, 2019, includes assets of $2,276.9 million less liabilities of
$39.2 million as reflected in the unaudited condensed consolidated balance sheet information table above.

Non-GAAP Information and Reconciliation

The firm believes the non-GAAP financial measures below provide relevant and meaningful information to investors about its core operating results. These measures have been established in order to increase transparency for the purpose of evaluating the firm's core business, for comparing current results with prior period results, and to enable more appropriate comparison with industry peers. However, non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP and may be calculated differently by other companies.

The following schedules reconcile U.S. GAAP financial measures to non-GAAP financial measures for the three months ended December 31, 2019 and 2018.

	Three months ended 12/31/2019
	Operating expenses	Net operating income	Non-operating income	Provision (benefit) for income taxes(7)	Net income attributable to T. Rowe Price Group	Diluted earnings per share(8)
U.S. GAAP Basis	$888.4	$580.3	$170.0	$156.4	$545.3	$2.24
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(3.6)	4.1	(96.6)	(12.0)	(31.9)	(.13)
Supplemental savings plan liability(2)	(21.3)	21.3	(23.1)	(.4)	(1.4)	(.01)
Other non-operating income(3)	—	—	(23.1)	(6.3)	(16.8)	(.07)
Adjusted Non-GAAP Basis	$863.5	$605.7	$27.2	$137.7	$495.2	$2.03

	Three months ended 12/31/2018
	Operating expenses	Net operating income	Non-operating income	Provision (benefit) for income taxes(7)	Net income attributable to T. Rowe Price Group	Diluted earnings per share(8)
U.S. GAAP Basis	$762.7	$542.3	$(151.9)	$118.4	$351.9	$1.41
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(1.9)	3.5	121.5	8.3	36.8	.15
Supplemental savings plan liability(2)	18.7	(18.7)	20.3	.3	1.3	—
Other non-operating income(3)	—	—	12.9	6.4	6.5	.03
Recoveries related to Dell appraisal rights matter(6)	15.2	(15.2)	—	(2.7)	(12.5)	(.05)
Adjusted Non-GAAP Basis	$794.7	$511.9	$2.8	$130.7	$384.0	$1.54

The following schedules reconcile certain U.S. GAAP financial measures for the years ended December 31, 2019 and 2018.

	Year ended 12/31/2019
	Operating expenses	Net operating income	Non-operating income	Provision (benefit) for income taxes(7)	Net income attributable to T. Rowe Price Group	Diluted earnings per share(8)
U.S. GAAP Basis	$3,230.9	$2,387.0	$540.3	$678.4	$2,131.3	$8.70
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(7.9)	14.7	(272.9)	(35.7)	(104.9)	(.42)
Supplemental savings plan liability(2)	(73.2)	73.2	(67.9)	1.3	4.0	.02
Other non-operating income(3)	—	—	(73.5)	(18.7)	(54.8)	(.23)
Adjusted Non-GAAP Basis	$3,149.8	$2,474.9	$126.0	$625.3	$1,975.6	$8.07

	Year ended 12/31/2018
	Operating expenses	Net operating income	Non-operating income	Provision (benefit) for income taxes(6)	Net income attributable to T. Rowe Price Group	Diluted earnings per share(7)
U.S. GAAP Basis	$3,011.2	$2,361.4	$23.2	$615.9	$1,837.5	$7.27
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(6.5)	12.7	92.9	6.5	30.3	.12
Supplemental savings plan liability(2)	5.6	(5.6)	6.1	.1	.4	—
Other non-operating income(3)	—	—	(93.7)	(16.7)	(77.0)	(.30)
Nonrecurring charge related to enactment of U.S. tax reform(4)	—	—	—	(20.8)	20.8	.08
Nonrecurring charge related to enactment of Maryland state tax legislation(5)	—	—	—	(7.9)	7.9	.03
Recoveries related to Dell appraisal rights matter(6)	15.2	(15.2)	—	(2.7)	(12.5)	(.05)
Adjusted Non-GAAP Basis	$3,025.5	$2,353.3	$28.5	$574.4	$1,807.4	$7.15

(1)
These non-GAAP adjustments remove the impact the consolidated T. Rowe Price investment products have on the firm's U.S. GAAP consolidated statements of income. Specifically, the firm adds back the operating expenses and subtracts the investment income of the consolidated T. Rowe Price investment products. The adjustment to operating expenses represents the operating expenses of the consolidated products, net of the elimination of related management and administrative fees. The adjustment to net income attributable to T. Rowe Price Group represents the net income of the consolidated products, net of redeemable non-controlling interests. Management believes the consolidated T. Rowe Price investment products may impact the reader’s ability to understand the firm's core operating results.

(2)
This non-GAAP adjustment removes the compensation expense from market valuation changes in the supplemental savings plan liability and the related net gains (losses) on investments designated as an economic hedge against the related liability. Amounts deferred under the supplemental savings plan are adjusted for appreciation (depreciation) of hypothetical investments chosen by participants. The firm uses T. Rowe Price investment products to economically hedge the exposure to these market movements. Management believes it is useful to offset the non-operating investment income (loss) realized on the hedges against the related compensation expense and remove the net impact to help the reader's ability to understand the firm's core operating results and to increase comparability period to period.

(3)
This non-GAAP adjustment represents the other non-operating income (loss) and the net gains (losses) earned on the firm's non-consolidated investment portfolio that are not designated as economic hedges of the supplemental savings plan liability, and, beginning in the second quarter of 2018, those non-consolidated investments that are not part of the cash and discretionary investment portfolio. In the second quarter of 2018, management decided to retain the investment gains recognized on the non-consolidated cash and discretionary investments as these assets and related income (loss) are considered part of the firm's core operations. The impact on previously reported non-GAAP measures is immaterial. Management believes adjusting for these non-operating income (loss) items helps the reader’s ability to understand the firm's core operating results and increases comparability to prior years. Additionally, management does not emphasize the impact of the portion of non-operating income (loss) removed when managing and evaluating the firm's performance.

(4)
During the second quarter of 2018, the firm recognized a nonrecurring charge of $20.8 million for an adjustment made to the charge taken in 2017 related to the enactment of U.S. tax reform. Management believes it is useful to readers of its consolidated statements of income to adjust for this nonrecurring charge in arriving at net income attributable to T. Rowe Price Group and diluted earnings per share.

(5)
During the second quarter of 2018, the firm recognized a nonrecurring charge of $7.9 million for the remeasurement of its deferred tax assets and liabilities to reflect the effect of Maryland state tax legislation enacted on April 24, 2018. Management believes it is useful to readers of its consolidated statements of income to adjust for this nonrecurring charge in arriving at net income attributable to T. Rowe Price Group and diluted earnings per share.

(6)
Prior to 2018, we recognized a net $16.2 million non-recurring charge in operating expenses from compensation paid to clients and subsequent insurance recoveries related to the Dell appraisal rights matter. In the fourth quarter of 2018, we recognized an additional non-recurring $15.2 million reduction in operating expenses upon the recovery of a portion of the the payments made to our clients in prior years. Like in prior years, we believe it is useful to our readers of our consolidated statements of income to adjust for this non-recurring recovery in arriving at adjusted operating expenses, net operating income, provision for income taxes, net income attributable to T. Rowe Price Group and diluted earnings per share.

(7)
The income tax impacts were calculated in order to achieve an overall year-to-date non-GAAP effective tax rate of 24.0% in 2019 and 24.1% in 2018. As such, the non-GAAP effective tax rate for the fourth quarter was 21.8% in 2019 and 25.4% in 2018. The firm estimates that its effective tax rate for the full-year 2020 on a non-GAAP basis will be in the range of 23.5% to 25.5%.

(8)
This non-GAAP measure was calculated by applying the two-class method to adjusted net income attributable to T. Rowe Price Group divided by the weighted-average common shares outstanding assuming dilution. The calculation of adjusted net income allocated to common stockholders is as follows:

	Three months ended		Year ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Adjusted net income attributable to T. Rowe Price Group	$495.2	$384.0	$1,975.6	$1,807.4
Less: adjusted net income allocated to outstanding restricted stock and stock unit holders	13.3	9.5	50.9	42.5
Adjusted net income allocated to common stockholders	$481.9	$374.5	$1,924.7	$1,764.9